Taminco Corporation Announces First Quarter 2014 Results

ALLENTOWN, Pa., May 8, 2014 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its first quarter of 2014. Unless otherwise noted, year ago comparisons refer to the three month period ended March 31, 2013.

Fiscal 2014 First Quarter Highlights

  Volume increased 5% year over year to 151K tons
  Net Sales rose 3% year over year to $319 million
  Adjusted EBITDA grew 6% to $70 million for a 22% margin
  Completed the acquisition of Kemira's Formic Acid business
  Announced a joint venture with Balchem Corporation to build and operate a choline chloride facility in St Gabriel, Louisiana
  Repriced credit agreement, lowering the interest rate on the senior secured facilities by 100 bps, or $5 million per year (pre-tax)

Record First Quarter with 6% Adjusted EBITDA Growth

"Taminco had a very active start to 2014. During the first quarter we completed our acquisition of Kemira's Formic Acid business and entered into a joint venture with Balchem to build and operate a world-class choline chloride facility in the US. We also made significant strides to complete our Methylamine expansion project at our Pace, Florida facility and we anticipate that it will come online ahead of schedule at the end of the second quarter," said Taminco Chief Executive Officer Laurent Lenoir. "We achieved, in spite of one-off events, a solid first quarter primarily driven by growth in our Specialty Amines and Crop Protection segments. We remain well positioned to generate strong cash flow and Adjusted EBITDA growth going forward," Lenoir commented further.

For the quarter ended March 31, 2014, the Company generated net sales of $319 million, an increase of $9 million, or 3%, compared to $310 million in the corresponding period of 2013. The impact of severe weather, which normalized toward the end of the quarter, was concentrated in the U.S. and had the biggest impact on our agriculture business within our Functional Amines segment.

On a regional basis, for the year, 46% of our net sales were sold in North America, 42% in Europe, and 12% in the emerging markets (5% in Latin America and 7% in Asia). North America was down 2% year over year primarily due to lower volume in Functional Amines and Crop Protection, which was partially offset by growth in Specialty Amines. Our European business was significantly up year over year thanks to a strong season in Crop Protection and growth in Specialty Amines, as well as the contribution of the recently acquired formic acid business. Emerging markets declined from the prior period due to a softer macro environment in the region and certain regional one-time events.

Adjusted EBITDA for the three months ended March 31, 2014 was $70 million compared to $66 million in the period ended March 31, 2013 due to an improvement in product mix and pricing, for an Adjusted EBITDA margin of 22%. Adjusted EBITDA included a 1 month contribution from the Formic Acid business.

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 70 kT for the quarter ended March 31, 2014, a decrease of 8% from the corresponding period of 2013. Net sales were $129 million for the quarter ended March 31, 2014, a decrease of 8% from the corresponding period of 2013. Net sales were down primarily due to decreased volume in our alkylamines sales to agriculture customers in the US. This decline was caused by the severe winter in the US. Adjusted EBITDA from the Functional Amines segment was $29 million for the three months ended March 31, 2014, a decrease of 9% compared to the corresponding period of 2013.

Specialty Amines

Volume in the Specialty Amines segment was 69 kT for the quarter ended March 31, 2014, an increase of 21% from the corresponding period of 2013. Net sales were $151 million for the quarter ended March 31, 2014, an increase of 14% from the corresponding period of 2013. The increase was primarily due to strong demand in personal & home care in the US and Europe, as well as in water treatment. Adjusted EBITDA from the Specialty Amines segment was $24 million for the three months ended March 31, 2014, an increase of 9% from the corresponding period of 2013. Our Specialty Amines segment included a one month contribution from the recently acquired Formic Acid business.

Crop Protection

Volume in the Crop Protection segment was 12 kT for the quarter ended March 31, 2014, an increase of 9% from the corresponding period of 2013. Net sales were $39 million for the quarter ended March 31, 2014, an increase of 5% from the corresponding period of 2013. This increase was primarily due to higher pricing coupled with improved volume, mix effects and a favorable exchange rate. Crop Protection benefitted from a mild winter in Europe, which was slightly offset by the effects of severe weather in North America. Adjusted EBITDA from the Crop Protection segment was $17 million for the three months ended March 31, 2014, an increase of 42% from the corresponding period in 2013. This increase was primarily due to higher pricing coupled with improved volume, mix effects and a favorable exchange rate.

Balance Sheet and Cash Flow

As of March 31, 2014, the Company had cash and cash equivalents of approximately $34 million on the balance sheet.

The Company's total indebtedness as of March 31, 2014 consisted of $642 million in Term Loan Facilities, $400 million in Senior Secured Notes, and $8 million of capital lease obligations. Net debt totaled $1.0 billion as of March 31, 2014. The Company's net debt to Adjusted EBITDA is 3.6x, on a pro forma basis.

The Company generated Recurring Free Cash Flow of $6 million for the quarter ended March 31, 2014. This was limited by $27 million of capital expenditures, including a significant part of the methylamine expansion project, $7 million of working capital increases primarily due to the formic acid business and the Pace shutdown and $20 million of semi-annual interest payments on the senior secured notes. Robust cash flow generation is expected in the remaining quarters of the year as working capital and capital expenditures will come down versus Q1 FY '14.

Conference Call

As previously announced, the Company will host a conference call to discuss its first quarter 2014 results before the market open on Thursday, May 8, 2014 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13580646. The replay will be available until Thursday, May 22, 2014 at 11:59 p.m.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the Company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is a global specialty chemical company with a clear focus on niche markets and the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 1,000 people and operate in 20 countries with eight production facilities in the US, Europe and Asia.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. In addition, the integration of the Formic Acid acquisition is subject to a number of uncertainties and there can be no assurances that the Company's expectations with respect to the acquisition will be realized. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

Taminco Corporation Consolidated Statement of Operations ($ in Millions, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$ 319	$ 310
Cost of sales	264	253
Gross Profit	55	57
Selling, general and administrative expense	17	15
Research and development expense	2	3
Other operating expense	4	2
Operating income (loss)	32	37
Interest expense, net	18	24
Other non-operating (income) expense, net	(1)	(2)
Income (loss) before income taxes and equity in earnings	15	15
Income tax expense (benefit)	4	6
Income (loss) before results from equity in losses	11	9
Equity in losses of unconsolidated entities	1	1
Net income (loss) for the period	$ 10	$ 8

Net income (loss) per common share:
Basic	$ 0.15	$ 0.16
Diluted	$ 0.15	$ 0.16
Weighted average number of common shares outstanding
Basic	66,411,193	49,280,729
Diluted	66,877,998	49,520,563

Taminco Corporation Consolidated Balance Sheets ($ in Millions)

	March 31,	December 31,
Assets	2014	2013
Current assets:
Cash and cash equivalents	$ 34	$ 88
Trade receivables, net of allowance for doubtful accounts of $1.0 and $1.1 in 2014 and 2013, respectively	95	62
Related parties receivables	-	1
Inventories	167	138
Deferred income taxes	4	4
Prepaid expenses and other current assets	14	10
Income tax receivable	6	8
Total current assets	320	311
Property, plant and equipment, net	600	470
Equity method investment	21	22
Intangible assets, net	550	539
Goodwill	490	466
Deferred income taxes	3	2
Capitalized debt issuance costs	46	46
Total assets	$2,030	$1,856

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 8	$ 6
Trade payables	129	103
Income taxes payable	8	1
Other current liabilities	32	42
Deferred income taxes	3	3
Total current liabilities	180	155
Long-term debt	1,042	908
Deferred income taxes	245	241
Long-term pension and post employment benefit obligations	22	20
Other liabilities	7	7
Total liabilities	1,496	1,331

Common stock ($0.001 par value, 250,000,000 shares authorized, 66,411,193 shares issued and outstanding at March 31, 2014 and December 31, 2013)	-	-
Additional paid-in capital	534	534
Retained earnings (deficit)	(25)	(35)
Accumulated other comprehensive income (loss)	25	26
Total stockholders' equity	534	525
Total liabilities and equity	$2,030	$1,856

Taminco Corporation Consolidated Statements of Cash Flow ($ in Millions)
	Three Months Ended March 31,
	2014	2013
Cash flows provided by (used in) operating activities
Net income (loss)	$ 10	$ 8
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32	28
Deferred tax provision	(8)	(4)
Other non-cash adjustments:
Loss from equity method investment	1	1
Amortization of Debt Related Costs	3	2
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	(9)	(13)
(Increase)/Decrease inventories	(7)	9
Increase/(Decrease) in accounts payable	9	4
(Increase)/Decrease in other current assets	2	8
Increase/(Decrease) in other current liabilities	(6)	10
Increase/(Decrease) in other non-current liabilities	-	(4)
Net cash flows provided by (used in) operating activities	27	49

Cash flows used in investing activities
Acquisition of Formic Acid Solutions, net of cash acquired	(184)	-
Purchase of property, plant and equipment	(27)	(12)
Purchase of intangible assets	(2)	(1)
Net cash flows used in investing activities	(213)	(13)

Cash flows provided by (used in) financing activities
Proceeds from borrowings	137	-
Repayments of borrowings	(2)	(1)
Return of capital to shareholders	-	(7)
Sale of common stock	-	3
Payments of debt issuance costs	(3)	(2)
Net cash flows provided by (used in) financing activities	132	(7)

Effect of exchange rate on cash and cash equivalents	-	(2)

Net increase / (decrease) in cash and cash equivalents	(54)	27
Cash and cash equivalents, beginning of period	88	67
Cash and cash equivalents, end of period	$ 34	$ 94

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND RECURRING FREE CASH FLOW

We present Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow to enhance a prospective investor's understanding of our results of operations, financial condition, and cash generating ability of the operating business. EBITDA consists of profit for the period before interest, taxation, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation and (vi) sponsor management and director fees and expenses (successor period only). Adjusted EBITDA for the three month periods ended March 31, 2014 and 2013 are calculated in the same manner. Adjusted EBITDA Margin reflects Adjusted EBITDA as a percentage of Net Sales. Recurring Free Cash Flow consists of net cash flow provided by operations and eliminates capital expenditures and adds back cash paid for transaction costs related to the Formic Acid acquisition. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.
We believe Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations, financial position, and cash flows. Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are measures used by our management, including our chief operating decision maker, to perform such evaluations, and additionally, Adjusted EBITDA is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes.
You should not consider Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA and Recurring Free Cash Flow, you should be aware that we are likely to incur expenses and cash outlays similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented ($ in millions):

	Actual	Actual

	Three months ended March 31, 2014	Three months ended March 31, 2013
Net Income	$ 10	$ 8
GAAP Income Taxes	4	6
Net Interest Expense & Def Fin. Fees	18	24
Operating Depreciation & Amortization	11	8
Acquisition Related Depreciation	21	20
EBITDA	$ 64	$ 66

Transaction related costs	6	0
Foreign exchange gains/losses	(1)	(2)
Joint-Venture Investment	1	1
Apollo management fee	0	1
Adjusted EBITDA	$ 70	$ 66

The following table provides a reconciliation of net cash flows provided by operating activities to Recurring Free Cash Flow for the period discussed ($ in millions):

Actual
Three Months
Ended March 31, 2014

Net Cash Provided by Operating Activities	$ 27
Capital Expenditures	(27)
Free Cash flow	-
Transaction Costs Formic Acid	6
Recurring Free Cash flow	$ 6

CONTACT: Taminco Corporation: Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925